EXHIBIT 10.2
Execution version
STOCKHOLDER LOCK-UP AGREEMENT
January 9, 2025
Quanterix Corporation
900 Middlesex Turnpike
Billerica, MA
Attention: Legal Department
Email: legal@quanterix.com
To the addressee set forth above:
The undersigned understands that, on the date hereof, Quanterix Corporation, a Delaware corporation (“Parent”), Wellfleet Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Akoya Biosciences, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger as a wholly owned subsidiary of Parent (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
1.To induce all parties to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, the undersigned hereby agrees that, for good and valuable consideration, without the prior written consent of Parent, the undersigned will not, during the period commencing at the Effective Time and ending at 11:59 p.m. (Eastern time) on the 90th calendar day after the Closing Date (such period, the “Restricted Period”), Transfer, directly or indirectly, any Parent Capital Stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by the undersigned (collectively, and including any Parent Shares that the undersigned may acquire as a result of the Parent Share Issuance or otherwise, the “Lock-Up Shares”) or publicly announce any intention to effect any such Transfer. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transaction designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any Parent Shares or any securities convertible into or exercisable or exchangeable for Parent Shares, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the undersigned. In order to effectuate an orderly Transfer process, if the undersigned determines to Transfer (other than any Transfer permitted under Section 3) any shares of Parent Capital Stock held by the undersigned or its controlled Affiliates during the six month period following the expiration of the Restricted Period, the undersigned will inform Parent’s management of such intent.

2.For purposes of this letter agreement: (a) “Parent Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of Parent, including any Parent Shares, Parent Options and Parent RSUs; and (b) “Transfer” means (i) any direct or indirect offer, sale, assignment, distribution, encumbrance, pledge, hypothecation, lending, grant of any option, right or warrant to purchase, disposition or other transfer (by operation of Law or otherwise), either voluntary or involuntary, of any Parent Capital Stock or any interest in any Parent Capital Stock (ii) the entry into any option, put, call, derivative or other Contract, commitment, arrangement or understanding with respect to any of the transactions described in the foregoing clause (i), (iii) the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Capital Stock, whether any such transaction described in the foregoing clauses (i) or (ii), or this clause (iii), is to be settled by delivery of Parent Capital Stock or such other securities, in cash or otherwise, (iv) the deposit of any Parent Capital Stock into any voting trust or similar arrangement, the entry into any voting agreement or arrangement with respect to any Parent Capital Stock or the grant of any proxy or power of attorney with respect to any Parent Capital Stock or (v) any Contract, commitment or other arrangement (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).

3.None of the restrictions set forth in Section 1 shall apply to (a) if the undersigned is a natural Person or trust affiliated with a natural Person, the establishment of a new trading plan (or the amendment of existing trading plans established as of the date hereof) pursuant to Rule 10b5-1 promulgated under the Exchange Act for the Transfer of Lock-Up Shares (provided that any such trading plan does not provide for the Transfer of Lock-Up Shares during the Restricted Period), (b) transfers, sales, dispositions, or the entering into of transactions (including any swap, hedge or similar agreement) by the undersigned of or relating to Parent Shares or other securities of Parent purchased or acquired by the undersigned on the open market, in a public offering by Parent, or that otherwise do not involve or relate to Parent Shares issued pursuant to the Merger Agreement in respect of securities of the Company, (c) Transfers effected pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent Capital Stock involving a change of control of Parent (provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Shares shall remain subject to the restrictions contained in this letter agreement), (d) if the undersigned is a natural Person or trust affiliated with a natural Person, Transfers (i) to any member of the immediate family of such natural person (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (ii) to a trust for the sole benefit of such natural Person or any member of such natural Person’s immediate family, (iii) upon the death of such natural Person, or (iv) to effect a cashless exercise for the primary purpose of paying the exercise price of Parent Options or to cover Tax withholding obligations in connection with such exercise to the extent permitted by the instruments representing such Parent Options or (e) if the undersigned is not a natural Person, Transfers to any parent entity, Subsidiary or Affiliate under common control with such Person, or to a partner or member of such Person; provided that in the case of any Transfer pursuant to the foregoing clauses (d) or (e), any such Transfer shall be permitted only if (x) such Transfer is not for value and (y) as a precondition to such Transfer, each such Transferee agrees in writing to be bound by each of the terms of, and to assume all of the obligations of the undersigned under, this letter agreement (solely with respect to such Transferred Lock-Up Shares) by executing and delivering a joinder agreement in form and substance reasonably acceptable to Parent. Any Transfer of the undersigned’s Lock-Up Shares (or any attempted Transfer or distribution) in violation of the foregoing requirements (including the joinder and delivery requirements) shall be null and void and of no effect whatsoever.

4.The undersigned understands that Parent is relying on this letter agreement in proceeding toward consummation of the Merger and the Parent Share Issuance. The undersigned further understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement and that this letter agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents reasonably necessary in connection with the enforcement of the terms herein. The undersigned acknowledges that it has received and reviewed a copy of the Merger Agreement and has had an opportunity to review this letter agreement and the Merger Agreement with its advisors, including legal counsel.

5.This letter agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent and the undersigned. This letter agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns; provided, however, that neither this letter agreement nor any of the undersigned’s rights or obligations hereunder may be assigned or delegated by the undersigned without the prior written consent of Parent, and any attempted assignment or delegation of this letter agreement or any of such rights or obligations by the undersigned without the prior written consent of Parent shall be void and of no effect.

6.The undersigned acknowledges and agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law if any provision of this letter agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this letter agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and the undersigned hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which Parent is entitled at law or in equity. The undersigned further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Parent otherwise has an adequate remedy at law.

7.This letter agreement shall be governed by and construed in accordance with, and all disputes arising out of or in connection with this letter agreement or the transactions contemplated hereby shall be resolved under, the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware. The parties hereto agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties hereto arising out of or related to this letter agreement or the transactions contemplated by this letter agreement shall be the Court of Chancery in the State of Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be the United States District Court for the District of Delaware or, in the event such federal district court lacks subject matter jurisdiction, then the Superior Court in the State of Delaware. The parties hereto irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this letter agreement or the transactions contemplated by this letter agreement. The parties hereto further agree that no party shall bring suit with respect to any disputes arising out of or related to this letter agreement or the transactions contemplated by this letter agreement in any court or jurisdiction other than the above specified courts. Notwithstanding the foregoing, nothing in this Section 7 shall limit the rights of any party to obtain execution of a judgment in any other jurisdiction outside of those specified in this Section 7, and the parties hereto further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (a) waives such immunity in respect of its obligations with respect to this letter agreement and (b) submits to the personal jurisdiction of each court described in this Section 7. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL

BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT.

8.Whenever possible, each provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this letter agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and only in such situation, without invalidating the remainder of such provision or the remaining provisions of this letter agreement (or in any other situations), and the parties hereto shall amend or otherwise modify this letter agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law. This letter agreement may be executed in several counterparts (including counterparts delivered by electronic transmission in .pdf format), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The parties have participated jointly in the negotiating and drafting of this letter agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this letter agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this letter agreement.

9.This letter agreement shall terminate automatically upon the termination of the Merger Agreement.
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Sincerely,

[NAME OF STOCKHOLDER]

[for an entity, include:	Name:]
[for an entity, include:	Title:]

Address:

Attention:
Email:

ACCEPTED AND AGREED:

QUANTERIX CORPORATION

By: _______________________________
Name:
Title:

[Signature page to Stockholder Lock-Up Agreement]